Exhibit 99.1
RingCentral Announces Third Quarter 2025 Financial Results
Total Revenue at the high end of guidance with record operating margins
Net cash from operating activities of $151 million, up 19% YoY
Generated free cash flow of $130 million, up 23% YoY
Raising free cash flow outlook for 2025 to over $525 million, a 420 bps of YoY free cash flow margin expansion

Belmont, Calif. – November 3, 2025 – RingCentral, Inc. (NYSE: RNG), a global leader in AI-powered business communications, today announced financial results for the third quarter ended September 30, 2025.
Third Quarter Financial Highlights
•Subscriptions revenue increased 6% year-over-year to $616 million.
•Total revenue increased 5% year-over-year to $639 million.
•Annualized Exit Monthly Recurring Subscriptions (ARR) increased 6% year over year to $2.63 billion.
•GAAP operating margin of 4.8%, compared to 0.5% in the prior year.
•Non-GAAP operating margin of 22.8%, up 180 basis points year over year.
•GAAP net income margin of 2.7%, compared to (1.3)% in the prior year.
•Net cash provided by operating activities of $151 million, up 19.0% year over year.
•Free cash flow of $130 million, up 23% year over year.
•Bought back $117 million of stock in Q3.
•Reduced stock-based compensation expense as a percentage of revenue by 365 basis points year over year.

“We delivered a solid quarter reinforcing our leadership in cloud business voice while expanding margins and delivering strong free cash flow,” said Vlad Shmunis, founder and CEO of RingCentral. “RingCentral is building the future of intelligent business communications powered by agentic voice AI. We continue to see strong traction in our AI-led product portfolio, which is now approaching $100 million in ARR. We have recently extended our platform, and today announced an exciting suite of new AI products to cover every phase of business to consumer interaction, including AI Receptionist (AIR), AI Virtual Assistant (AVA), AI Conversation Expert (ACE), and RingWEM.”

"We are looking forward to sharing more about our product vision and AI strategy at our Investor Product Briefing Day at the New York Stock Exchange on November 5th," concluded Shmunis.
Financial Results for the Third Quarter 2025
•Revenue: Total revenue was $639 million for the third quarter of 2025, up from $609 million in the third quarter of 2024, representing 5% year-over-year growth. Subscriptions revenue of $616 million increased 6% year-over-year and accounted for 96% of total revenue.
•Operating Income: GAAP operating income was $31 million, compared to $3 million in the same period last year. Non-GAAP operating income was $146 million, or 22.8% of total revenue, compared to $128 million, or 21.0% of total revenue, in the same period last year.
•Adjusted EBITDA: Adjusted EBITDA was $168 million, or 26.3% of total revenue, compared to $149 million, or 24.5% of total revenue, in the same period last year.
•Net Income (Loss) Per Share: GAAP net income per diluted share improved to $0.19, compared to ($0.09) in the same period last year. Diluted non-GAAP net income per share was $1.13, compared to $0.95 per share in the same period last year. The third quarters of 2025 and 2024 reflected a non-GAAP tax rate of approximately 22.5%.
•Cash Flow: Net cash provided by operating activities for the third quarter of 2025 was $151 million, or 23.7% of total revenue, compared to $127 million, or 20.9% of total revenue, for the third quarter of 2024. Free cash flow for the third quarter of 2025 was $130 million, or 20.3% of total revenue, compared to $105 million, or 17.3% of total revenue, for the third quarter of 2024.
•Cash and Cash Equivalents: Total cash and cash equivalents at the end of the third quarter of 2025 was $145 million. Our cash balance reflects the repurchase of $117 million in shares during the third quarter of 2025 under the plans previously authorized by our Board. We currently have approximately $384 million remaining under our total authorization.
Additional Highlights
•Announced an Agentic Voice AI Communications Suite that addresses every phase of the conversation journey — before, during, and after each human interaction. The portfolio includes AI Receptionist (AIR), AI Virtual Assistant (AVA), and AI Conversation Expert (ACE).
•Unveiled RingWEM, an AI Powered Workforce Engagement Management Suite. Leveraging the recent acquisition of CommunityWFM, it strengthens RingCentral’s RingCX contact center platform with advanced AI-driven workforce management capabilities, streamlining contact center operations and elevating agent experience.
•RingCentral was recognized as a Leader in the 2025 Gartner® Magic Quadrant™ for Unified Communications as a Service Report, making this RingCentral’s eleventh year in a row being named in the Leaders quadrant. RingCentral was ranked #1 in two out of the six product or service Use Case categories and tied #1 for another in the Gartner Critical Capabilities for UCaaS report.
•Expanded partnership with AT&T, which began offering AIR to their customers, highlighting RingCentral’s and AT&T’s shared commitment to AI-powered business communications.
•S&P upgraded RingCentral’s credit rating, which follows recent upgrades from both Fitch Ratings and Moody’s, underscoring the continued strength of RingCentral’s financial position.
•Expanded and extended its existing credit agreement. The expanded credit facility now totals $1.26 billion, of which $955 million remains undrawn. The Company intends to use the proceeds primarily to address its $609 million Convertible Notes due in March 2026. The refinancing maintains RingCentral’s current leverage profile and extends all debt maturities until 2030.
Financial Outlook
Fourth Quarter 2025 Guidance:
•Subscriptions revenue of $618 to $626 million.
•Total revenue of $638 to $646 million.
•GAAP operating margin of 6.5% to 7.5%.
•Non-GAAP operating margin of 22.8%, up approximately 145 basis points year-over-year.
•Non-GAAP EPS of $1.12 to $1.15 based on approximately 90.0 million fully diluted shares.
•Share-based compensation of $64 to $69 million.
As a result, our full year 2025 guidance is:
•Subscriptions revenue growth of approximately 5.5% to 6.0% year-over-year.
•Total revenue growth of approximately 4.5% to 5.0% year-over-year.
•GAAP operating margin of 4.8% to 5.0%.
•Non-GAAP operating margin of approximately 22.5%, up approximately 150 basis points year-over-year.
•Non-GAAP EPS of $4.29 to $4.33 based on 92.0 to 91.5 million fully diluted shares.
•Share-based compensation of $275 to $280 million.

•Free cash flow guidance of $525 to $530 million.
Conference Call Details:
•What: RingCentral financial results for the third quarter of 2025 and outlook for the fourth quarter and full year of 2025.
•When: Monday, November 3, 2025 at 2:00PM PT (5:00PM ET).
•Dial-in: 1-877-704-4453 from the United States; 1-201-389-0920 internationally
•Webcast: Available at https://ir.ringcentral.com (live and replay).
•Replay: Following the completion of the call through 11:59 PM ET on November 10, 2025, a telephone replay will be available by dialing 1-844-512-2921 from the United States or 1-412-317-6671 internationally with recording access code 10202956.
Investor Presentation Details
An investor presentation providing additional information and analysis can be found at https://ir.ringcentral.com.
Investor Product Briefing Day: Powering the Future of Agentic Voice AI Communications
The Company will be hosting a product briefing event at the New York Stock Exchange on Wednesday, November 5th from 9:00 AM ET to 12:30 PM ET. At the event, the company will discuss RingCentral’s AI strategy and market opportunities. The event will include product demos of RingCentral’s innovative AI products and insights from customers and partners. A live webcast and replay of the event will be accessible from the investor relations section of RingCentral’s website at ir.ringcentral.com.
About RingCentral
RingCentral is a global leader in agentic voice AI–powered cloud business communications, delivering an integrated platform for business phone, SMS, contact center, workforce engagement management, video collaboration, and messaging. Powered by advanced AI capabilities, RingCentral AI receptionist, virtual assistant, and conversation intelligence address every phase of the conversation journey — before, during, and after each human interaction. With RingCentral, businesses can work smarter, respond faster, and connect more meaningfully with their customers. Visit ringcentral.com to learn more.
Forward-Looking Statements
This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, the results of the pace of our innovation and our partner networks, our expectations regarding our profitability and our non-GAAP free cash flow, our plans for capital allocation, our expectations around the contribution of our new products, our estimates and expectations regarding third parties, our ability to execute and lead in the UCaaS digital transformation market, our ability to realize the benefits from recent acquisitions, our expectations around the demand for our products, and the growth of the markets in which we compete. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: our ability to attract new customers and grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with channel partners and strategic partners; our ability to realize the anticipated benefits of our strategic relationships; our ability to successfully and timely integrate, and realize the benefits of any significant acquisition we may make; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time.
All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
Non-GAAP Financial Measures
Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP free cash flow, Non-GAAP free cash flow margin, and constant currency revenue. Non-GAAP subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP income (loss) from operations is defined as GAAP income (loss) from operations excluding share-based compensation which includes related employer payroll taxes, amortization of acquisition intangibles, asset write-down charges, third-party relocation costs tied to the conflict between Russia and Ukraine and other costs including acquisition-related transaction costs and retention payments, certain litigation-related costs, impairment charges related to the abandonment of leased facilities, change in fair-value of contingent consideration, net impact of amended agreements with partners, and restructuring costs. Non-GAAP operating margin is defined as Non-GAAP income (loss) from operations divided by total GAAP revenue. Non-GAAP adjusted EBITDA is defined as Non-GAAP income (loss) from operations excluding depreciation and amortization. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation which includes related employer payroll taxes, amortization of acquisition intangibles, asset write-down charges, third-party relocation costs tied to the conflict between Russia and Ukraine and other costs including acquisition-related transaction costs and retention payments, certain litigation-related costs, impairment charges related to the abandonment of leased facilities, change in fair-value of contingent consideration, net impact of amended agreements with partners, loss (gain) associated with investments, intercompany remeasurement gains or losses, restructuring costs, non-cash interest expense associated with amortization of debt discount and loss (gain) on early extinguishment of debt, and the related income tax effect of these adjustments.
Non-GAAP free cash flow is defined as GAAP net cash provided by (used in) operating activities adjusted for capital expenditures including purchases of property and equipment and capitalized internal-use software. We believe information regarding Non-GAAP free cash flow provides useful information to investors in understanding and evaluating the strength of liquidity and available cash. Non-GAAP free cash flow margin is defined as Non-GAAP free cash flow divided by total GAAP revenues.
We have included Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP free cash flow, Non-GAAP free cash flow margin, and constant currency revenue in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses and cash flow items in calculating Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP free cash flow, and Non-GAAP free cash flow margin provide useful measure for period-to-period comparisons of our business.
We have provided certain revenue-related information adjusted for constant currency to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current period results in currencies other than United States dollars are converted into United States dollars at the average exchange rate prevailing for the period being compared to for growth rate calculations presented, rather than the actual exchange rates in effect during that period.

Although Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP free cash flow, Non-GAAP free cash flow margin, and constant currency revenue are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
For a reconciliation of our forecasted non-GAAP operating margin and free cash flow, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to its respective forecasted GAAP measure because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss), gain (loss) associated with investments, gain (loss) on early debt conversions, and provision (benefit) from income taxes, which could be significant reconciling items between the non-GAAP and respective GAAP measures. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the U.S. Dollar, which is difficult to predict and subject to constant change. We do not provide guidance on gain (loss) associated with investments as it is based on future share prices, which are difficult to predict and subject to inherent uncertainties. We do not provide guidance on gain (loss) on debt early conversions as it is based on future conversion requests, future share prices, and interest rates, which are difficult to predict and are subject to inherent uncertainties. We do not provide guidance on forecasted GAAP tax rates as we do not forecast discrete tax items as they are difficult to predict. The provision (benefit) from income taxes, excluding discrete items, is expected to have an immaterial impact to our GAAP EPS. We utilized a projected long-term tax rate in our computation of the non-GAAP income tax provision. For fiscal 2025, we have determined the projected non-GAAP tax rate to be 22.5%. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.
Reconciliations of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.
Our reported results also include our annualized exit monthly recurring subscriptions (ARR), including on a constant currency basis, as well as Net Monthly Subscriptions Dollar Retention Rate. To present ARR on a constant currency basis, ARR in currencies other than United States dollars are converted into United States dollars at the closing exchange rate prevailing for the period being compared to for growth rate calculations presented, rather than the closing exchange rates for the current period. We define our ARR as our monthly recurring subscriptions (MRR) multiplied by 12. Our MRR equals the monthly value of all customer recurring charges contracted at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We define our Net Monthly Subscription Dollar Retention Rate as (i) one plus (ii) the quotient of Dollar Net Change divided by Average Monthly Recurring Subscriptions. We calculate dollar net change as the quotient of (i) the difference of our monthly recurring subscriptions at the end of a period minus our monthly recurring subscriptions at the beginning of a period minus our monthly recurring subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our average monthly recurring subscriptions as the average of the monthly recurring subscriptions at the beginning and end of the measurement period.
© 2025 RingCentral, Inc. All rights reserved. RingCentral, RingCentral Contact Center and the RingCentral logo are trademarks of RingCentral, Inc.
Investor Relations Contact:
Steven Horwitz
ir@ringcentral.com

Media Contact:
Mariana Leventis, RingCentral
Mariana.Leventis@ringcentral.com

TABLE 1
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$145,371	$242,811
Accounts receivable, net	381,448	386,252
Deferred and prepaid sales commission costs	171,044	182,615
Prepaid expenses and other current assets	64,634	59,444
Total current assets	762,497	871,122
Property and equipment, net	186,121	180,650
Operating lease right-of-use assets	33,443	46,463
Deferred and prepaid sales commission costs, non-current	263,586	325,198
Goodwill	98,087	82,986
Acquired intangibles, net	169,577	258,526
Other assets	15,872	14,928
Total assets	$1,529,183	$1,779,873
Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities
Accounts payable	$36,646	$21,866
Accrued liabilities	282,835	283,799
Current portion of long-term debt, net	623,798	181,252
Deferred revenue	262,078	261,882
Total current liabilities	1,205,357	748,799
Long-term debt, net	633,112	1,347,881
Operating lease liabilities	16,887	29,733
Other long-term liabilities	8,133	4,930
Total liabilities	1,863,489	2,131,343

Temporary equity
Series A convertible preferred stock	199,449	199,449

Stockholders’ deficit
Common stock	9	9
Additional paid-in capital	1,201,588	1,215,377
Accumulated other comprehensive income (loss)	1,648	(8,881)
Accumulated deficit	(1,737,000)	(1,757,424)
Total stockholders’ deficit	(533,755)	(550,919)
Total liabilities, temporary equity and stockholders’ deficit	$1,529,183	$1,779,873

TABLE 2
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Subscriptions	$615,821	$582,970	$1,804,661	$1,707,515
Other	22,834	25,795	66,448	78,368
Total revenues	638,655	608,765	1,871,109	1,785,883
Cost of revenues
Subscriptions	153,938	150,864	457,821	442,621
Other	26,388	29,320	81,905	84,712
Total cost of revenues	180,326	180,184	539,726	527,333
Gross profit	458,329	428,581	1,331,383	1,258,550
Operating expenses
Research and development	79,908	84,144	239,430	244,422
Sales and marketing	281,558	276,976	820,041	819,193
General and administrative	66,056	64,170	193,802	207,902
Total operating expenses	427,522	425,290	1,253,273	1,271,517
Income (loss) from operations	30,807	3,291	78,110	(12,967)
Other income (expense), net
Interest expense	(13,940)	(16,393)	(46,521)	(48,668)
Other income (expense)	179	1,073	(3,239)	12,820
Other expense, net	(13,761)	(15,320)	(49,760)	(35,848)
Gain (loss) before income taxes	17,046	(12,029)	28,350	(48,815)
(Benefit from) provision for income taxes	(513)	(4,176)	7,926	2,285
Net income (loss)	$17,559	$(7,853)	$20,424	$(51,100)
Net income (loss) per common share
Basic	$0.19	$(0.09)	$0.23	$(0.55)
Diluted	$0.19	$(0.09)	$0.22	$(0.55)
Weighted-average number of shares used in computing net income (loss) per share
Basic	90,141	91,892	90,619	92,590
Diluted	91,964	91,892	92,311	92,590

TABLE 3
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$20,424	$(51,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	166,402	167,557
Share-based compensation	206,049	258,607
Asset write-down charge	11,440	—
Amortization of deferred and prepaid sales commission costs	123,003	120,685
Amortization of debt discount and issuance costs	3,553	3,112
Loss on early extinguishment of debt	4,988	—
Reduction of operating lease right-of-use assets	18,684	15,329
Provision for bad debt	13,605	4,852
Other	(3,062)	(11,762)
Changes in assets and liabilities:
Accounts receivable	(7,298)	(36,219)
Deferred and prepaid sales commission costs	(78,136)	(99,238)
Prepaid expenses and other assets	(1,196)	15,592
Accounts payable	12,500	(17,473)
Accrued and other liabilities	(4,852)	(24,461)
Deferred revenue	(298)	18,709
Operating lease liabilities	(17,368)	(13,796)
Net cash provided by operating activities	468,438	350,394
Cash flows from investing activities
Purchases of property and equipment	(22,113)	(18,617)
Capitalized internal-use software	(42,242)	(40,858)
Cash paid for business combination, net of cash acquired	(20,754)	(26,291)
Purchases of intangible assets	—	(2,540)
Net cash used in investing activities	(85,109)	(88,306)
Cash flows from financing activities
Proceeds from issuance of stock in connection with stock plans	9,064	10,000
Payments for taxes related to net share settlement of equity awards	(8,307)	(5,333)
Payments for repurchases of common stock	(199,036)	(244,996)
Payments for the settlement of convertible notes	(161,326)	—
Repayments of principal on term loan	(63,875)	(15,000)
Repurchases of principal on senior notes	(53,903)	—
Payments for fees on long-term debt	(6,637)	(4,308)
Repayments for financing obligations	(633)	(3,085)
Payments for contingent consideration	—	(10,345)
Net cash used in financing activities	(484,653)	(273,067)
Effect of exchange rate changes	3,884	1,436
Net decrease in cash, cash equivalents, and restricted cash	(97,440)	(9,543)
Cash, cash equivalents, and restricted cash
Beginning of period	242,811	222,195
End of period	$145,371	$212,652

TABLE 4
RINGCENTRAL, INC.
RECONCILIATION OF OPERATING INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Subscriptions	$615,821	$582,970	$1,804,661	$1,707,515
Other	22,834	25,795	66,448	78,368
Total revenues	638,655	608,765	1,871,109	1,785,883
Cost of revenues reconciliation
GAAP Subscriptions cost of revenues	$153,938	$150,864	$457,821	$442,621
Share-based compensation	(3,384)	(5,536)	(11,529)	(18,028)
Amortization of acquired intangibles	(32,100)	(31,376)	(94,547)	(99,228)
Third-party relocation and other costs, net	(32)	—	(126)	(49)
Restructuring costs	(407)	(313)	(1,375)	(572)
Non-GAAP Subscriptions cost of revenues	$118,015	$113,639	$350,244	$324,744

GAAP Other cost of revenues	26,388	29,320	81,905	84,712
Share-based compensation	(987)	(1,919)	(3,794)	(5,995)
Amortization of acquired intangibles	(83)	(21)	(251)	(65)
Restructuring costs	—	(400)	(716)	(748)
Non-GAAP Other cost of revenues	$25,318	$26,980	$77,144	$77,904
Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	80.8%	80.5%	80.6%	81.0%
Non-GAAP Other	(10.9)%	(4.6)%	(16.1)%	0.6%
Non-GAAP Gross profit	77.6%	76.9%	77.2%	77.5%
Operating expenses reconciliation
GAAP Research and development	$79,908	$84,144	$239,430	$244,422
Share-based compensation	(16,093)	(20,033)	(48,782)	(59,644)
Third-party relocation and other costs, net	(328)	(732)	(844)	(2,277)
Restructuring costs	(1,578)	(1,056)	(4,474)	(2,829)
Non-GAAP Research and development	$61,909	$62,323	$185,330	$179,672
As a % of total revenues non-GAAP	9.7%	10.2%	9.9%	10.1%

GAAP Sales and marketing	$281,558	$276,976	$820,041	$819,193
Share-based compensation	(27,214)	(35,528)	(89,148)	(104,028)
Amortization of acquired intangibles	(2,368)	(2,055)	(6,478)	(3,798)
Asset write-down charges	(11,440)	—	(11,440)	—
Third-party relocation and other costs, net	(182)	—	(999)	(332)
Restructuring costs	(328)	(2,028)	(4,241)	(4,639)
Non-GAAP Sales and marketing	$240,026	$237,365	$707,735	$706,396
As a % of total revenues non-GAAP	37.6%	39.0%	37.8%	39.6%

GAAP General and administrative	$66,056	$64,170	$193,802	$207,902
Share-based compensation	(18,282)	(22,092)	(57,970)	(77,374)
Third-party relocation and other costs, net	(148)	(463)	(2,870)	(4,691)
Restructuring costs	(153)	(1,049)	(1,563)	(1,838)
Non-GAAP General and administrative	$47,473	$40,566	$131,399	$123,999
As a % of total revenues non-GAAP	7.4%	6.7%	7.0%	6.9%
Income (loss) from operations reconciliation
GAAP income (loss) from operations	$30,807	$3,291	$78,110	$(12,967)
Share-based compensation	65,960	85,108	211,223	265,069
Amortization of acquired intangibles	34,551	33,452	101,276	103,091
Asset write-down charges	11,440	—	11,440	—
Third-party relocation and other costs, net	690	1,195	4,839	7,349
Restructuring costs	2,466	4,846	12,369	10,626
Non-GAAP Income from operations	$145,914	$127,892	$419,257	$373,168
Non-GAAP Operating margin	22.8%	21.0%	22.4%	20.9%
Adjusted EBITDA reconciliation
Depreciation and amortization	21,869	21,131	65,126	64,466
Non-GAAP Adjusted EBITDA	$167,783	$149,023	$484,383	$437,634
As a % of total revenues non-GAAP	26.3%	24.5%	25.9%	24.5%

TABLE 5
RINGCENTRAL, INC.
RECONCILIATION OF NET INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) reconciliation
GAAP net income (loss)	$17,559	$(7,853)	$20,424	$(51,100)
Share-based compensation	65,960	85,108	211,223	265,069
Amortization of acquired intangibles	34,551	33,452	101,276	103,091
Asset write-down charges	11,440	—	11,440	—
Third-party relocation and other costs, net	1,426	2,274	6,115	929
Restructuring costs	2,466	4,846	12,369	10,626
Amortization of debt discount and extinguishment costs	1,172	1,098	8,541	3,112
Income tax expense effects	(30,677)	(29,995)	(77,420)	(72,868)
Non-GAAP net income	$103,897	$88,930	$293,968	$258,859
Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net income (loss) per common share:
Weighted average number of shares used in computing basic net income (loss) per share	90,141	91,892	90,619	92,590
Effect of dilutive securities	1,823	—	1,692	—
GAAP weighted average shares used in computing GAAP diluted net income (loss) per share	91,964	91,892	92,311	92,590
Effect of dilutive securities	—	1,952	—	2,308
Non-GAAP weighted average shares used in computing non-GAAP diluted net income per share	91,964	93,844	92,311	94,898

Diluted net income (loss) per share
GAAP net income (loss) per share	$0.19	$(0.09)	$0.22	$(0.55)
Non-GAAP net income per share	$1.13	$0.95	$3.18	$2.73

TABLE 6
RINGCENTRAL, INC.
RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES
GAAP MEASURES TO NON-GAAP FREE CASH FLOW MEASURES
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$151,362	$127,219	$468,438	$350,394
Capitalized expenditures	(21,840)	(21,774)	(64,355)	(59,475)
Non-GAAP free cash flow	$129,522	$105,445	$404,083	$290,919
Non-GAAP free cash flow margin	20.3%	17.3%	21.6%	16.3%

TABLE 7
RINGCENTRAL, INC.
RECONCILIATION OF FORECASTED OPERATING MARGIN AND FREE CASH FLOW
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in millions)

	Q4 2025		FY 2025
	Low Range	High Range	Low Range	High Range
GAAP income from operations	41	48	119	126
GAAP operating margin	6.5%	7.5%	4.8%	5.0%
Share-based compensation	69	64	280	275
Amortization of acquired intangibles	35	35	137	137
Third-party relocation and other costs, net	—	—	16	16
Restructuring costs	—	—	12	12
Non-GAAP income from operations	146	147	565	567
Non-GAAP operating margin	22.8%	22.8%	22.5%	22.5%

	FY 2025
	Low Range	High Range
GAAP net cash provided by operating activities	$610	$615
Capitalized expenditures	(85)	(85)
Non-GAAP free cash flow	$525	$530